EXHIBIT 99.1

N E W S R E L E A SE

One American Row PO Box 5056 Hartford CT 06102-5056 www.phoenixwm.com
Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Reports First Quarter 2010 Results

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Net income swings to positive $13.7 million

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Phoenix Life statutory surplus rises 15 percent from year end

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Net unrealized losses shrink further

Hartford, Conn., May 4, 2010 – The Phoenix Companies, Inc. (NYSE:PNX) today reported net income of $13.7 million, or $0.12 per diluted share, for the first quarter of 2010, compared with a net loss of $74.8 million, or $0.65 per share, for the first quarter of 2009.  Operating income in the first quarter of 2010 was $9.7 million, or $0.08 per diluted share, compared with an operating loss of $118.1 million, or $1.02 per share, for the first quarter of 2009.

"Our first quarter results demonstrate meaningful progress on the strategic goals we established a year ago,” said James D. Wehr, president and chief executive officer.  "Phoenix's balance sheet is stronger, surplus and risk-based capital increased, persistency improved, and we produced both GAAP and statutory net income for the first time since the second quarter of 2008," he explained.

"These clear improvements in Phoenix's position validate our belief that 2010 will be a better year for us, which should enhance our ability to execute on our growth initiatives," Mr. Wehr said.

“Our business is built with a long-term view, in keeping with the long-term commitments we make to our policyholders and contract holders, and this sense of stewardship has guided us successfully through many market cycles as well as Phoenix’s most recent challenges.  This quarter’s results further demonstrate that we remain a company our customers can depend on,” Mr. Wehr concluded.

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The Phoenix Companies, Inc. … 2

FIRST QUARTER 2010 FINANCIAL HIGHLIGHTS

Earnings Summary ($ in millions)	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Revenues	$518.8	$549.8	$510.8
Benefits & Reserves	288.6	314.1	316.3
Policyholder Dividends	68.3	81.8	50.3
Policy Acquisition Cost Amortization	67.0	104.5	66.0
Interest on Company Debt	8.0	8.0	8.5
Controllable & Other Expenses	79.9	64.2	77.8
Operating Income (Loss) Before Taxes	7.0	(22.8)	(8.1)
Income Tax Expense (Benefit)	(2.7)	11.4	110.0
Operating Income (Loss)[1]	9.7	(34.2)	(118.1)
Realized Gains (Losses) [2]	4.3	(6.8)	44.8
Discontinued Operations [3]	(0.3)	(65.4)	(1.5)
Net Income (Loss)	$13.7	$(106.4)	$(74.8)

Earnings Per Share Summary
Net Gain (Loss) Per Share
Basic	$0.12	$(0.91)	$(0.65)
Diluted	$0.12	$(0.91)	$(0.65)
Operating Income (Loss) Per Share
Basic	$0.08	$(0.29)	$(1.02)
Diluted	$0.08	$(0.29)	$(1.02)
Weighted Average Shares Outstanding (in millions)
Basic	116.1	116.4	115.6
Diluted	116.6	116.4	115.6

1 Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Please see “Income Statement Summary” below for more information.

2 Net of related DAC, PDO and taxes.

3 Net of taxes.

UNUSUAL ITEMS

As a business in transition, Phoenix has had a number of unusual items reflected in its income statement, particularly after the market disruption began in the second half of 2008.

Unusual Items ($ in millions)	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Unusual Expenses[1]	$5.9	$ --	$5.3
DAC/Reserve Unlocking Charges	--	18.0	--
Loss on Reinsurance Transactions	--	19.2	--
Non-Deferred Distribution Expenses	--	7.8	8.6
Total Pre Tax Items	5.9	45.0	13.9
Total Tax Expense/(Benefit)	(2.7)	11.4	110.0
Total Negative Impact to Operating Income	$3.2	$56.4	$123.9

Earnings Per Share Impact
Basic	$0.03	$0.48	$1.07
Diluted	$0.03	$0.48	$1.07
Weighted Average Shares Outstanding (in millions)
Basic	116.1	116.4	115.6
Diluted	116.6	116.4	115.6

1 Includes severance costs, tax adjustments and transaction-related expenses.

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The Phoenix Companies, Inc. … 3

FIRST QUARTER 2010 OPERATING HIGHLIGHTS

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First quarter 2010 revenues increased modestly from the first quarter of 2009, largely due to improvements in asset-based fee income and net investment income, partially offset by lower premiums.  Revenues from Phoenix’s sizeable in-force business have remained stable over the past year.

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Net investment income for the first quarter of 2010 rebounded from the first quarter of 2009 driven by significant improvement in alternative investment returns.  It was down modestly from the fourth quarter of 2009.

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Overall mortality experience in the first quarter was favorable against long-term expectations.

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Both life and annuity surrender levels improved in the first quarter and were significantly lower than overall levels in 2009.

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Total individual life surrenders were at an annualized rate of 8.4 percent for the first quarter of 2010, improved from 10.3 percent for the fourth quarter of 2009.  Included within that total are life policies in Phoenix’s closed block (sold before the 2001 demutualization), which had an annualized surrender rate of 7.7 percent for the first quarter of 2010, improved from 10.4 percent for the fourth quarter of 2009.

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Annuity surrenders for the first quarter of 2010 were at an annualized rate of 12.2 percent, about even with the 12.3 percent for the fourth quarter of 2009 after improving throughout 2009.

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The company’s core operating expenses before deferrals were $60.5 million in the first quarter of 2010, a 19 percent decline from the first quarter of 2009 reflecting the significant expense reductions implemented during the year.  Core operating expenses before deferrals represent total GAAP operating expenses excluding $19.7 million of unusual expenses, premium taxes, reinsurance allowances, commissions, sales incentives and deferrals.

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The effective tax rate remains close to zero as taxable income has been offset by prior period net operating losses.  The $2.7 million tax benefit included in operating income in the first quarter of 2010 is largely attributable to intra-period tax allocation adjustments and is offset by a tax charge against realized gains.

REALIZED AND UNREALIZED GAINS AND LOSSES

Net unrealized losses on fixed income securities of $69.6 million ($442.3 million of gains offset by $511.9 million of losses) at March 31, 2010 improved by $255.4 million from $325.0 million at December 31, 2009 and by $1,505.1 million from $1,574.7 million at March 31, 2009.  The improvement was primarily due to continued spread tightening across all market sectors as credit market conditions continued to normalize.

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The Phoenix Companies, Inc. … 4

Realized gains and losses for the first quarter of 2010 improved from the fourth quarter of 2009 as credit-related impairments decreased by $19.7 million.  The first quarter of 2010 also benefited from gains in the direct private equity portfolio.   First quarter 2009 results included a one-time gain of $57.0 million from the deconsolidation of two collateralized debt obligations in the portfolio.

Realized Gains and Losses ($ in millions)	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Credit-related Impairments	$(14.5)	$(34.2)	$(38.3)
Transaction Gains	13.7	15.7	2.9
Hedge Gains (Losses)	7.3	0.7	(10.5)
Non-performance Risk Factor	(3.7)	(6.9)	16.6
Fair Value Option Securities	0.2	0.7	(2.3)
Debt Securities Pledged as Collateral	--	--	57.0
Total Realized Gains (Losses)	$3.0	$(24.0)	$25.4
Offsets (PDO, DAC, Taxes)	1.5	17.9	17.9
Realized Gains (Losses) After Offsets	$4.5	$(6.1)	$43.3

Credit-related impairments net of offsets for taxes, deferred acquisition costs and policyholder dividend obligation	$(5.1)	$(16.8)	$(14.9)

Non-credit Portion of Impairment Loss Recognized in OCI	$(16.9)	$(32.6)	$(19.4)

BALANCE SHEET STRENGTH AND LIQUIDITY

($ in millions)	March 31, 2010	December 31, 2009	Change
Total Assets	$24,574.8	$24,600.3	$(25.5)
Indebtedness	$427.7	$428.0	$(0.3)
Total Stockholders’ Equity	$1,205.9	$1,131.1	$74.8
Total Stockholders’ Equity excluding Accumulated OCI	$1,316.8	$1,302.4	$14.4

Debt to Total Capital [1]	24.5%	24.7%	-0.2%

1 Based on Total Stockholders’ Equity, excluding Accumulated OCI

Phoenix retains its focus on maintaining appropriate levels of capital and liquidity.  The company’s liquidity position in the first quarter of 2010 was approximately double its typical level, with 10.5 percent of the fixed income portfolio invested in the most highly liquid instruments, such as cash, short-term investments, Treasuries and agency mortgage-backed securities.

Debt-to-capital remains relatively low at 24.5 percent.  Phoenix has no debt maturities until 2032.

The company has a stable liability profile, with no material exposure to guaranteed investment contracts or institutional funding agreements, no securities lending activities and no credit default swaps.

As of March 31, 2010, cash and securities at the holding company were $51.4 million.  The run rate for 2010 holding company interest and operating expenses is estimated to be approximately $26 million.

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The Phoenix Companies, Inc. … 5

FIRST QUARTER PRELIMINARY STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

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Phoenix Life Insurance Company had a statutory gain from operations of $4.3 million for the first quarter of 2010, compared with a statutory gain from operations of $12.0 million for the first quarter of 2009.

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Statutory net income for the first quarter of 2010 was $14.0 million compared with a statutory net loss of $15.7 million for the first quarter of 2009.  The improvement was driven primarily by lower impairments in the investment portfolio combined with realized investment gains.

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Statutory surplus and asset valuation reserve increased 15 percent to $661.2 million at March 31, 2010 from $574.2 million at December 31, 2009.  The key drivers of the increase were higher alternative asset returns, mark-to-market adjustments on below investment grade bonds, and increased admitted deferred tax assets.

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At March 31, 2010, Phoenix Life’s estimated risk-based capital ratio was 268 percent, rising from 223 percent at December 31, 2009.  The improvement came from growth in surplus as well as reduced balance sheet risk.   Phoenix expects additional capital generation in subsequent quarters to be more modest.

SALES HIGHLIGHTS

Phoenix is working to develop new relationships with distributors that focus primarily on the middle market, including independent marketing organizations (IMOs) and has added nearly two dozen new distribution agreements with IMOs.  The initial emphasis in these new relationships has been on Phoenix’s repositioned annuity products, and the company expects to expand life insurance distribution further as that product line is also repositioned.

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Annuity deposits were $19.3 million for the first quarter of 2010 compared with $12.5 million for the fourth quarter of 2009 and $99.6 million for the first quarter of 2009.

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Annuity funds under management of $3.9 billion at March 31, 2010 were 14 percent higher than at March 31, 2009, reflecting market appreciation.

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Life insurance annualized premium was $0.9 million for the first quarter of 2010 compared with $0.5 million for the fourth quarter of 2009 and $18.8 million for the first quarter of 2009.

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Gross life insurance in-force at March 31, 2010 was $151.7 billion, a 9 percent decrease from March 31, 2009.

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Phoenix’s newly launched distribution subsidiary, Saybrus Partners, began building sales of third party insurance products.  In February, life insurance applications at its first consulting client doubled from January, and March counts nearly tripled from February, for a total of approximately 300 applications submitted in the first quarter.  These counts are in line with expectations.

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CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today (May 4) at 11 a.m. EDT to discuss with the investment community Phoenix’s first quarter 2010 financial results.  The conference call will be broadcast live on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.  The call can also be accessed by telephone at 773-799-3641 (Passcode: PHOENIX).  A replay of the call will be available through May 18, 2010 by telephone at 203-369-1501 and on Phoenix’s Web site.

ABOUT PHOENIX

Dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) provides financial solutions using life insurance and annuities.  Phoenix is headquartered in Hartford, Connecticut.  In 2009, Phoenix had annual revenues of $2.1 billion and total assets of $24.6 billion at year end.  More detailed financial information can be found in Phoenix’s financial supplement for the first quarter of 2010, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to trends in, or representing management’s beliefs about our future transactions, strategies, operations and financial results, and often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the potential adverse affect of interest rate fluctuations on our business and results of operations; (iii) the effect of adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) potential exposure to unidentified or unanticipated risk that could adversely affect our businesses or result in losses; (vii) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (viii) the possibility that we not be successful in our efforts to implement a new business plan; (ix) the impact on our results of operations and financial condition of any required increase in our reserves for future policyholder benefits and claims if such reserves prove to be inadequate; (x) further downgrades in our debt or financial strength ratings; (xi) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our assumptions used in pricing products; (xii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (xiii) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (xiv) our ability to attract and retain key personnel in a competitive environment; (xv) our dependence on third parties to maintain critical business and administrative functions; (xvi) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xvii) our reliance, as a holding

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The Phoenix Companies, Inc. … 7

company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xviii) the potential need to fund deficiencies in our closed block; (xix) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xx) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of operations specifically; (xxi) legislative or regulatory developments; (xxii) regulatory or legal actions; (xxiii) potential future material losses from our discontinued reinsurance business; (xxiv) changes in accounting standards; (xxv) the potential impact of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results, investor confidence and our stock price; (xxvi) the risks related to a man-made or natural disaster; (xxvii) risks related to changing climate conditions; and (xxviii) other risks and uncertainties described herein or in any of our filings with the SEC.  Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.phoenixwm.com under “Investor Relations.”  You are urged to carefully consider all such factors.  We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this press release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.  If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

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The Phoenix Companies, Inc. … 8

Financial Highlights

Three Months Ended March 31, 2010 and 2009

(Unaudited)

Income Statement Summary (1)	Three Months
($ in millions)	2010	2009

Revenues	$521.9	$536.5

Operating Income (Loss) (1)	9.7	(118.1)

Net Income (Loss)	$13.7	$(74.8)

Earnings Per Share

Weighted Average Shares Outstanding (in thousands)
Basic	116.1	115.6
Diluted	116.6	115.6

Operating Income (Loss) Per Share (1)
Basic	$0.08	$(1.02)
Diluted	$0.08	$(1.02)

Net Income (Loss) Per Share
Basic	$0.12	$(0.65)
Diluted	$0.12	$(0.65)

Balance Sheet Summary	March	December
($ in millions, except share and per share data)	2010	2009

Invested Assets	$13,904.3	$13,750.4
Separate Account Assets	4,451.6	4,418.1
Total Assets	24,574.8	24,600.3
Indebtedness	427.7	428.0
Total Stockholders’ Equity	$1,205.9	$1,131.1

Common Shares Outstanding (in thousands)	116.0	115.2

Book Value Per Share	$10.40	$9.82
Book Value Per Share, excluding Accumulated OCI	11.35	11.31

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(1)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures such as operating income (loss), as well as components of and financial measures derived from operating income (loss), in evaluating our financial performance. Net income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance. A reconciliation of the net income to our non-GAAP financial measures is set forth in the financial highlights table at the beginning of this release. Investors should note that our calculation of these measures may differ from similar measures used by other companies. For additional information, please see our financial supplement on the investor relations page at www.phoenixwm.com.

Operating income, and components of and measures derived from operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.  Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

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The Phoenix Companies, Inc. … 9

Consolidated Balance Sheet

March 31, 2010 (Unaudited) and December 31, 2009

($ in millions)

	March 31,	Dec 31,
	2010	2009
ASSETS:
Available-for-sale debt securities, at fair value (amortized cost of $10,672.8 and $10,670.5)	$10,603.2	$10,345.5
Available-for-sale equity securities, at fair value (amortized cost of $24.8 and $24.4)	33.0	25.2
Venture capital partnerships, at equity in net assets	199.6	188.6
Policy loans, at unpaid principal balances	2,341.0	2,324.4
Other investments	536.5	539.7
Fair value option investments	68.7	69.3
Total investments	13,782.0	13,492.7
Cash and cash equivalents	122.3	257.7
Accrued investment income	180.9	176.4
Receivables	364.7	356.6
Deferred policy acquisition costs	1,743.0	1,916.0
Deferred income taxes	192.7	166.2
Other assets	171.8	195.8
Discontinued operations assets	3,565.8	3,620.8
Separate account assets	4,451.6	4,418.1
Total assets	$24,574.8	$24,600.3

LIABILITIES:
Policy liabilities and accruals	$13,140.2	$13,151.1
Policyholder deposit funds	1,318.1	1,342.7
Indebtedness	427.7	428.0
Other liabilities	485.6	527.8
Discontinued operations liabilities	3,545.7	3,601.5
Separate account liabilities	4,451.6	4,418.1
Total liabilities	23,368.9	23,469.2

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 116.0 million and 115.7 million shares outstanding	1.3	1.3
Additional paid-in capital	2,628.0	2,627.3
Accumulated deficit	(1,133.0)	(1,146.7)
Accumulated other comprehensive loss	(110.9)	(171.3)
Treasury stock, at cost: 11.3 million and 11.3 million shares	(179.5)	(179.5)
Total stockholders’ equity	1,205.9	1,131.1
Total liabilities and stockholders’ equity	$24,574.8	$24,600.3

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The Phoenix Companies, Inc. … 10

Consolidated Statement of Income (Unaudited)

Three Months Ended March 31, 2010 and 2009

($ in millions)

	Three Months
	2010	2009
REVENUES:
Premiums	$151.7	$172.2
Fee income	162.5	154.0
Net investment income	204.7	184.9
Net realized investment losses:
Total other-than-temporary impairment (“OTTI”) losses	(31.4)	(57.7)
Portion of OTTI losses recognized in other comprehensive income	16.9	19.4
Net OTTI losses recognized in earnings	(14.5)	(38.3)
Net realized investment gains, excluding OTTI losses	17.5	63.7
Net realized investment gains	3.0	25.4
Total revenues	521.9	536.5

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	288.6	316.2
Policyholder dividends	62.7	37.8
Policy acquisition cost amortization	68.2	65.6
Interest expense on indebtedness	8.0	8.5
Other operating expenses	80.2	76.0
Total benefits and expenses	507.7	504.1

Income from continuing operations before income taxes	14.2	32.4
Income tax expense	0.2	105.7
Income (loss) from continuing operations	14.0	(73.3)
Loss from discontinued operations, net of income taxes	(0.3)	(1.5)
Net income (loss)	$13.7	$(74.8)

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